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                                                                     EXHIBIT 5.1


                    [GIROUX, BUHAGIAR & ASSOCIES LETTERHEAD]



Ilog S.A.
9 rue de Verdun
94253 Gentilly Cedex
France                                          March 21, 1997


Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to a maximum number of 1,994,185 ordinary shares, nominal value four French francs per ordinary share ("Shares"), of Ilog S.A., a societe anonyme organized under the laws of the Republic of France (the "Company"), we, as your French counsel, have examined copies of the following documents:

        (i) a copy of the text of the second and third resolutions of the meeting of the shareholders of the Company held on March 7, 1989 relating, inter alia, to the authorisation granted to the board of directors to grant options to subscribe for up to 672,500(1) Shares pursuant to the terms and conditions of the ILOG S.A. 1989 Stock Option Plan;

        (ii) a copy of the text of the sixteenth resolution of the meeting of the shareholders of the Company held on June 29, 1992 and a copy of the text of the fourth resolution of the meeting of the shareholders of the Company held on December 29, 1993, relating, inter alia, to the authorisations granted to the board of directors to grant options to subscribe for up to 614,275(2) Shares pursuant to the terms and conditions of the ILOG S.A. 1992 Stock Option Plan;



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(1)Following the division of the share capital by 10 resolved by the shareholders on June 29, 1992 and the division of the share capital by 2.5 resolved by the shareholders on December 19, 1995.
(2)Following the division of the share capital by 2.5 resolved by the shareholders on December 19, 1995.

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        (iii)   a copy of the text of the first resolution of the meeting of the shareholders of the Company held on November 24, 1994, a copy of the text of the fourth resolution of the meeting of the shareholders of the Company held on May 30, 1996, and a copy of the text of the twenty-second resolution of the meeting of the shareholders of the Company held on October 17, 1996, relating, inter alia, to the authorisations granted to the board of directors to grant options to subscribe for up to 1,300,000(3) Shares pursuant to the terms and conditions of the ILOG S.A.
                1996 Stock Option Plan;

        (iv) a copy of the text of the twenty-seventh resolution of the meeting of the shareholders of the Company held on October 17, 1996 relating, inter alia, to the authorisation granted to the board of directors to implement the 1996 International Employee Stock Purchase Plan and to issue a maximum of 150,000 new Shares reserved to the ILOG S.A. Employees Benefit Trust, for the benefit of group employees, pursuant to the terms and conditions of the 1996 International Employee Stock Purchase Plan;

        (v) a copy of the text of the twenty-eighth resolution of the meeting of the shareholders of the Company held on October 17, 1996 relating, inter alia, to the authorisation granted to the board of directors to implement the 1996 French Employee Savings Plan and to issue a maximum of 150,000 new Shares reserved to salaried employees of the Company and companies related thereto pursuant to article 208-4 of the Law No. 66-537 of July 24, 1966 pursuant to the terms and conditions of the 1996 French Employee Savings Plan;

        (vi) the updated by-laws ("status") of the Company dated as of February 20, 1997 (the "Status");

        (vii) the terms and conditions of the ILOG S.A. 1989 Stock Option Plan, the ILOG S.A. 1992 Stock Option Plan and the ILOG S.A. 1996 Stock Option Plan (the "Option Plans", and together with the 1996 International Employee Stock Purchase Plan and the 1996 French Employee Savings Plan, "the Plans");

together with such other corporate documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.


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(3)Following, as regards the first 200,000 options authorised by the shareholders on November 24, 1994, the division of the share capital by 2.5 resolved by the shareholders on December 19, 1995.



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        In the context of such examination we have assumed:

        (a) that the definitive terms and conditions of the 1996 International Employee Stock Purchase Plan and the 1996 French Employee Savings Plan (the "1996 Employee Plans") have been determined respectively in accordance with the terms of the twenty-seventh and twenty-eighth resolutions of the meeting of the shareholders of the Company held on October 17, 1996, the Statuts and the applicable law;

        (b) that the options were, with respect to the outstanding options, or shall, with respect to those remaining available for grant, be granted by the board of directors of the Company under the Option Plans in accordance with the terms and conditions of such Option Plans, the conditions decided by the relevant shareholders' authorisations referred to in paragraphs (i) to
                (iii) inclusive above, the Statuts and applicable law;

        (c) the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies;

        (d) that the persons to whom the Shares will be issued pursuant to the Plans have, with respect to the outstanding options, or will, with respect to those remaining available for grant or with respect to the Shares to be subscribed pursuant to the 1996 Employee Plans, have validly adhered to the terms and conditions of the Plans; and

        (e) that the definitive terms and conditions of the issue of the Shares including the issue price, have been, with respect to the outstanding options, or will, with respect to those remaining available for grant or with respect to the Shares to be subscribed pursuant to the 1996 Employee Plans, have been determined by the board of directors in accordance with the terms of the shareholders' authorisations granted at the meeting of the shareholders of the Company referred to in paragraphs (i) to (v) inclusive above.

        Upon the basis of such examination and subject to any matter not disclosed to us by the parties concerned, we advise you that, in our opinion, any Shares to be issued upon exercise of any of the options granted under the Option Plans or as a result of a subscription pursuant to the 1996 Employee Plans, to the extent they are issued in compliance with the Plans the Statuts and the then applicable law, and are fully paid up in accordance with the terms of the Plans, will be validly issued, fully paid up and nonassessable.

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        The foregoing opinion is limited to the laws of the Republic of France, and we are expressing no opinion as to the effect of the laws under any other jurisdiction.

        We have relied as to certain matters on information obtained from officials of the Company and other sources believed by us to be responsible.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

        Very truly yours,



                                                       /s/  OLIVIER EDWARDS
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                                                       Olivier Edwards





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